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                                                                    Exhibit 10.2

                      EMPLOYMENT AND NON-COMPETE AGREEMENT

         This Employment and Non-Compete Agreement entered into this 5th day of June, 2001, by and between American Healthways, Inc., a Delaware corporation with its principal place of business at 3841 Green Hills Village Drive, Nashville, Tennessee 37215 ("Company") and Richard R. Rakowski ("Officer").

                               W I T N E S S E T H

         I. Employment. In consideration of the mutual promises and agreements contained herein, the Company employs Officer and Officer hereby accepts employment under the terms and conditions hereinafter set forth.


         II. Duties. Officer is engaged as President of the Company. During the term of this Agreement, Officer shall also serve without additional compensation in such other offices of the Company or its subsidiaries or affiliates to which he may be elected or appointed by the Board of Directors or by the Chief Executive Officer of the Company. No such election or appointment shall increase or diminish his responsibilities, authority or workload or be inconsistent with his position as President of the Company.

         III. Term. Subject to the terms and conditions set forth herein, Officer shall be employed hereunder for a term of two (2) years beginning on June 5, 2001 and terminating on June 4, 2003 (the "Expiration Date") unless sooner terminated or further extended as hereinafter set forth. The Expiration Date shall be automatically extended for one additional year at the end of the second year of this Agreement and at the end of each year thereafter (so that the term of this Agreement shall be extended automatically for one year and no more), unless the Company notifies Officer in writing (the "Termination Notice") on or before sixty (60) days prior to the end of the contract year that this automatic extension provision is canceled and is of no further force and effect. Notwithstanding the automatic extension of the Expiration Date or any other provisions herein, this Agreement shall expire on the date that Officer becomes 65 years of age.

         Notwithstanding any other provision hereof to the contrary, if there occurs an Acquisition of the Company as defined in Section XX hereof, this Agreement shall be renewable for one (1) additional two-year term, at Officer's option, exercisable by him by written notice to the Company within sixty (60) days of the Acquisition. The renewal term shall commence on the date of the Acquisition and the Expiration Date shall be extended automatically for a period two years from the date of the Acquisition. In the event of such an extension of the term, all other provisions of this Agreement shall remain in full force and effect, including the provision in this Section III for automatic extensions for successive one (1) year period after expiration of the two year term.

         Notwithstanding any other provision herein to the contrary, upon such Acquisition and exercise by the Officer of the option to extend the term for two
(2) years, Officer may elect to resign by written notice to the Company during the period commencing on the date of the Acquisition and ending 180 days after the date of the Acquisition. Upon the resignation of Officer within this time period, Company shall



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pay to Officer within sixty (60) days of the date of his resignation a lump-sum payment equal to seventy-five percent (75%) of the Minimum Salary provided for in Section IV hereof which Officer is entitled to receive over the remaining term of this Agreement (as extended in the preceding paragraph to a date two (2) years after the date of the Acquisition). Upon payment of this lump sum and upon acceptance by Officer of this payment in full satisfaction of Company's obligations hereunder, this Agreement shall become null and void; provided, however, that the restrictive covenants contained in Section XI hereof, including the enforcement provisions, shall continue to apply to Officer for the periods specified in Section XI after his termination of employment. Except as set forth in this Section III, and except in the case of termination for Good Reason, Officer shall not be entitled to any severance benefits under this Agreement after a voluntary termination of employment.

         IV. Compensation. For all duties rendered by Officer, the Company shall pay Officer a minimum salary of $325,000 per year ("Minimum Salary"), payable in equal monthly installments at the end of each month. In addition thereto, commencing one year from the start of this Agreement and annually thereafter should this Agreement be extended, the Minimum Salary shall be increased and adjusted upward, based upon any increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. All City Average Report, of the U.S. Bureau of Labor Statistics (the "Consumer Price Index") or such index fulfilling the same or similar purpose in the event the Consumer Price Index is no longer maintained, in an amount not to exceed 6%. For purposes of determining the increase in the Minimum Salary, the base month used in the Consumer Price Index shall be the first full month preceding the commencement of this Agreement. Such increase shall not be made retroactive for the first year and such increase shall be made, no more frequently than annually, based upon any such increase in the Consumer Price Index. In determining the amount of the annual increase based on any increase in the Consumer Price Index, the percentage of increase in the Consumer Price Index shall be multiplied times the Minimum Salary plus all other salary increases previously granted by the Board of Directors to Officer and plus all previous adjustments based upon increases in the Consumer Price Index ("Base Salary"). In addition thereto, each year beginning June 5, 2002, Officer's compensation will be reviewed by the Chief Executive Officer of the Company and, after taking into consideration performance, the Chief Executive Officer of the Company may increase Officer's Base Salary. Should such increase be equal to or greater than the cost of living increase, or 6%, no cost of living increase will be granted for that year. Officer shall participate in the Company's performance bonus plan and any bonuses paid under such plan shall be in addition to the Base Salary provided for in this Agreement but shall not be included as part of Base Salary for the purpose of determining the increase or adjustment based upon the Consumer Price Index. All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

         In addition, the Company hereby grants Officer options to purchase 200,000 shares of the Company's common stock pursuant to a stock option agreement in the form of Exhibit A attached hereto and 62,625 shares of the Company's common stock pursuant to a stock option agreement in the form of Exhibit B attached hereto.

         As additional compensation to the Officer for entering into the non-competition provisions of Section XI(b) of this Agreement, simultaneously with execution of this Agreement, the Company hereby pays Officer $350,000.

         V. Extent of Service. Officer shall devote substantially all of his working time, attention and energies to the business of the Company and shall not during the term of this Agreement take directly or indirectly an active role in any other business activity without the prior written consent of the Chief Executive Officer of the Company; but this Section shall not prevent Officer from making real estate or




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other investments of a passive nature or from participating without compensation in the activities of a nonprofit charitable organization where such participation does not require a substantial amount of time and does not adversely affect his ability to perform his duties under this Agreement. Officer shall not serve on the board of directors of an entity outside of the Company and its affiliates without the prior approval of the Chief Executive Officer of the Company.

         VI. Disability. During any period in which Officer fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Officer shall continue to receive his Base Salary until his employment is terminated hereunder. In the case of incapacity due to physical or mental illness resulting in Officer being absent from his duties hereunder on a full time basis for more than ninety (90) consecutive days or for more than one hundred and twenty (120) days in any consecutive six (6) month period or in the case of a determination by the Board of Directors that Officer is permanently and totally disabled from performing his duties hereunder, the Company may terminate Officer's employment hereunder by the delivery of written notice of termination. In the event the Company so terminates Officer under this Section, such termination shall be considered termination without just cause and the Company shall pay Officer such amounts and provide such benefits as are required by Section VIII hereof, reduced by the benefits payable to Officer under the Company's disability insurance policies.

         For purposes of this Section, the determination of whether Officer is incapacitated due to physical or mental illness and therefore disabled shall be made by the Chief Executive Officer of the Company upon advice of a licensed physician.

         In the event of Officer's incapacity due to physical or mental illness, Officer shall be entitled to participate in the Company's health insurance and life insurance programs so long as is permitted under the provisions of these coverages. If Officer is no longer eligible for coverage in the Company's health insurance plan, the Company shall pay the difference between the cost of COBRA medical insurance coverage (available after active eligibility has ended) and Officer's contribution to the plan immediately preceding the disability but in no event shall the Company pay this difference for any period beyond the unexpired term of this Agreement or beyond the period of Officer's eligibility to participate in COBRA health insurance benefits. Following Officer's termination for disability, Officer's benefits for past participation in the Company's bonus, capital accumulation and stock option plans shall be determined in accordance with the provisions of those plans and Officer shall not be eligible for further participation in these plans beyond the date of termination.

         VII. Termination for Just Cause. For purposes of this Agreement, the Company shall have the right to terminate Officer for "just cause" if, in the good faith opinion of the Chief Executive Officer of the Company, Officer is guilty of (i) intoxication while on duty, (ii) theft or dishonesty in the conduct of the Company's business, (iii) conviction of a crime involving moral turpitude, (iv) willful and continued neglect or gross negligence by Officer in the performance of his duties as an Officer after a written demand for substantial performance improvement is delivered to Officer by the Chief Executive Officer, which demand specifies and identifies the manner in which Officer was willfully neglectful or grossly negligent, and Officer fails to comply with such demand within a reasonable period of time as determined by the Chief Executive Officer or (v) a material violation of a material Company Policy or a material Code of Conduct. For purposes of this Section VII, determination of a violation shall be made by the Chief Executive Officer of the Company. In making such determination, the Chief Executive Officer of the Company shall not act unreasonably or arbitrarily.

         VIII. Termination Without Just Cause. Officer's employment under this Agreement may be




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terminated (i) by the Company at any time "without just cause" by providing
Officer with written notice and (ii) by Officer at any time within 90 days following an event which constitutes Good Reason (as defined in Section XVIII). Officer's termination date shall be deemed the date Officer receives his written notice of termination from the Company or the date the Company receives notice from the Officer of his termination in accordance with Section VIII(ii) herein. In the event of such termination:

               a.   Subject to compliance by Officer with the provisions of
                    Section XI herein, the Company shall pay Officer from the termination date for a total of eighteen (18) months or the remaining term of this Agreement, whichever is greater, monthly during his lifetime, an amount equal to his monthly Base Salary on the termination date.

               b. Officer shall cease as of the termination date his further participation in the Company's stock option plans, capital accumulation plans, bonus plans, monthly automobile allowance and any other benefit or compensation plan in which Officer participated or was eligible to participate except as set forth in Section VIII(c) below. The Officer's termination date shall be utilized for any vesting provisions of the plans listed above in this subparagraph
                    (b).

               c. Following termination by the Company without just cause, Officer shall be eligible to obtain COBRA health insurance coverage under the Company's health insurance plan for a period of time generally available to other participants eligible for such coverage. If the Officer elects this COBRA health insurance coverage, Officer's contribution to such coverage will continue at rates contributed by the Company's other officers as may be in effect from time to time while the Officer's COBRA health insurance coverage is in place. While life and disability insurance coverage cannot be provided following the Officer's termination under the terms of these group insurance plans, the Company will pay to Officer the equivalent amount of the Company's contribution to the premiums for these coverages for the remaining payment term of this contract in an amount equal to the amount contributed by the Company for these coverages for other officers of the Company in effect while Officer's coverage following termination is in place. If Officer maintains COBRA health coverage with the Company upon new employment following termination from the Company, the full cost of the COBRA health insurance coverage shall be the responsibility of the Officer. In addition, upon new employment following termination from the Company, the Company's reimbursement of life and disability insurance premium contributions will also terminate.

               d. No payments of Base Salary or of any other type or character shall be made to Officer after Officer becomes sixty five
                    (65) years of age.

               e. The Company shall be entitled to offset and reduce any payments due to Officer hereunder by the amount earned by Officer in any active employment that he may receive during the remaining unexpired payment term of this Agreement from any other source whatsoever, except said funds shall not include income



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                    from dividends, investments or passive income. As a
                    condition for Officer receiving payments from the Company, he agrees to furnish Company annually with full information regarding such other employment, to permit inspection of his records regarding any such employment and to provide a copy of his federal income tax returns for such periods on a timely basis.

               f. The Company shall be entitled to offset and reduce any payments due to Officer hereunder by the amounts of unemployment insurance, social security insurance or like benefits received by Officer.

               g.   All payments hereunder will cease upon the death of Officer.


         IX. Termination by Officer. Officer may terminate his employment hereunder at any time upon sixty (60) days written notice. Upon such termination by Officer, other than termination in accordance with Section VIII (ii) or
Section III herein, the Company shall pay the Officer his Base Salary due through the date on which his employment is terminated at the rate in effect at the time of notice of termination and all monies and benefits accrued for him to such date. The Company shall then have no further obligation to Officer under this Agreement.

         X. Termination Upon Death. If Officer dies during the term of this Agreement, the Company shall pay his Base Salary due through the date of his death at the rate in effect at the time of his death. The Company shall then have no further obligations to Officer or any representative of his estate or his heirs except that Officer's estate or beneficiaries as the case may be shall be paid such amounts as may be payable under the Company's life insurance policies and other plans as they relate to benefits following death then in effect for the benefit of Officer.

         XI. Restrictive Covenants.


               a. Confidential Information. Officer agrees not to disclose, either during the time he is employed by the Company or following termination of his employment hereunder, to any person other than a person to whom disclosure is necessary in connection with the performance of his duties or to any person specifically authorized by the Chief Executive Officer of the Company any material confidential information concerning the Company, including, but not limited to identities of customers and prospective customers, identities of individual contacts at customers, information about Company colleagues, models and strategies, contract formats, business plans and related operation methodologies, financial information or measures, data bases, computer programs, treatment protocols, operating procedures and organization structures.

               b. Non-Competition. During the term of employment provided hereunder and continuing until the later of (i) three (3) years from the date of this Agreement and (ii) during the period while any payments are being paid to Officer pursuant to the terms of Section VIII(a) of this Agreement and for a period of one (1) year



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                    thereafter, Officer will not (a) directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an Officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which is in competition with any business conducted by the Company or which Officer knew or had reason to know the Company was actively evaluating for possible entry, provided that ownership of five (5) percent or less of the voting stock of any public corporation shall not constitute a violation hereof.

               c. Non-Solicitation. During the term of employment provided for hereunder and continuing until the later of (i) three (3) years from the date of this Agreement and (ii) during the period while any payments are being paid to Officer pursuant to the terms of Section VIII(a) of this Agreement and for a period of one (1) year thereafter, Officer will not (a) directly or indirectly solicit business which could reasonably be expected to conflict with the Company's interest (including Empower Health, Inc. as predecessor) from any entity, organization or person which has contracted with the Company, which has been doing business with the Company, from which the Company was soliciting business at the time of the termination of employment or from which Officer knew or had reason to know that Company was going to solicit business at the time of termination of employment, or (b) employ, solicit for employment, or advise or recommend to any other persons that they employ or solicit for employment, any employee of the Company unless such employee had not been employed by the Company at any time within the prior six (6) months.

               d. Consultation. Officer shall, at the Company's written request, during the period he is receiving any payments from the Company under Section VIII(a) of this Agreement, cooperate with the Company in concluding any matters in which Officer was involved during the term of his employment and will make himself available for consultation with the Company on other matters otherwise of interest to the Company. The Company agrees that such requests shall be reasonable in all respects and will consider Officer's time required for other employment and/or employment search.

               e. Enforcement. Officer and the Company acknowledge and agree that any of the covenants contained in this Section XI may be specifically enforced through injunctive relief but such right to injunctive relief shall not preclude the Company from other remedies which may be available to it.

               f. Continuing Obligation. Notwithstanding any provision to the contrary or otherwise contained in this Agreement, the Agreement and covenants contained in this Section XI shall not terminate upon Officer's termination of his employment with the Company or upon the termination of this Agreement under any other provision of this Agreement.

               g. Additional Consideration. Officer acknowledges and agrees that he is entering




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                    into the covenants contained in this Section XI as an
                    inducement to the Company to acquire, by way of merger, Empower Health, Inc., of which officer is a stockholder, pursuant to the terms of that certain Stock Purchase Agreement, dated as of the date hereof, and in consideration of the mutual promises and agreements otherwise contained in this Agreement.

         XII. Vacation. During each year of this Agreement, Officer shall be entitled to four (4) weeks vacation.

         XIII. Benefits. In addition to the benefits specifically provided for herein, Officer shall be entitled to participate while employed by the Company in all benefit plans maintained by the Company for officers generally according to the terms of such plans, including life insurance coverage and an automobile allowance.

         XIV. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to his residence in the case of Officer, or to its principal office in the case of the Company and the date of mailing shall be deemed the date which such notice has been provided.

         XV. Waiver of Breach. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

         XVI. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and the heirs and legal representatives of the Officer. The Officer acknowledges that the services to be rendered by him are unique and personal, and Officer may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

         XVII. Entire Agreement. This instrument contains the entire agreement of the parties and supersedes all other prior agreement, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. The laws of the State of Tennessee shall govern this Agreement.

         XVIII. Headings. The sections, subjects and headings of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         XIX. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all the parties hereto.

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         XX. Definitions. For purposes of this Agreement, the following definitions shall apply:

               a.   "Good Reason" shall exist if:

                    (i) there is a significant change in the nature or scope of the Officer's authority and responsibilities;

                    (ii) there is a reduction in Officer's rate of Base Salary or (for reasons other than Company performance) overall compensation; or

                   (iii) the Company changes the principal location in which
                         Officer is required to perform services outside a fifty-mile radius of Metropolitan Nashville without Officer's consent.

               b.   An "Acquisition" shall be deemed to mean:

                    (i) a transaction or series of transactions (occurring within 24 months of each other) in which all or any substantial (defined as more than fifty percent (50%)) part of the assets of the Company have been acquired through a merger, business combination, purchase or similar transaction by any entity or person, other than an entity controlled by the Company.

                    (ii) A transfer or series of transfers (occurring within 24 months of each other) in which securities representing control of the Company ("control" being defined as greater than fifty percent (50%) of the outstanding voting power of the outstanding securities of the Company) are acquired by or otherwise are beneficially owned, directly or indirectly, by any corporation, person or "group" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934).

         XXI. Cost of Enforcement; Interest. In the event that Officer collects any part or all of the payments or benefits due hereunder or otherwise enforces the terms of this Agreement following a dispute with Company regarding the terms of this Agreement by or through a lawyer or lawyers, Company will pay all costs of such collection or enforcement, including reasonable attorneys' and accountants' fees and other out-of-pocket expenses incurred by the Officer, up to that point when Company offers to settle the dispute for an amount equal to the amount which the Officer actually recovers. In addition, Company shall pay to Officer interest on all or any part of the payments and benefits ultimately determined to be due under this Agreement that are not paid or provided when due at a rate equal to the prime rate as quoted in the Wall Street Journal.

         XXII. Arbitration. In the event of a dispute regarding the terms of this Agreement, Officer may elect, in lieu of litigation, to have the dispute decided by arbitration. All arbitration pursuant to this Agreement shall be determined in accordance with the rules of the American Arbitration Association then in effect, by a single arbitrator if the parties shall agree upon one, or otherwise by three arbitrators, one appointed by each party, and a third arbitrator appointed by the two arbitrators selected by the parties, all arbitrators from a panel proposed by the American Arbitration Association. If any party shall fail to appoint an arbitrator within thirty (30) days after it is notified to do so, then the arbitration shall be accomplished by a single arbitrator. Unless otherwise agreed by the parties hereto, all arbitration proceedings shall be held in Nashville, Tennessee. Each party agrees to comply with any award made in any such proceedings, which shall be final, and to the entry of judgment in accordance with applicable law in any jurisdiction upon any such award. The decision of the arbitrators shall be tendered within sixty (60) days of final submission of the parties in writing or any hearing before the arbitrators and shall include their individual votes. If Officer is entitled to any award pursuant to the determination reached in the arbitration proceedings that is greater than that proposed by the Company prior to arbitration, Officer shall be entitled to payment by Company of all attorneys' and accountants' fees, costs (including expenses of arbitration) and other out-of-pocket expenses incurred in connection with the arbitration.

         XXIII. Indemnification. The Company shall indemnify Officer against all costs and expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages and liabilities relating to actions or omissions arising out of Officer's being a director, officer, employee or agent of the Company to the fullest extent permitted under the Delaware General Corporation Law.


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         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written.

                                -----------------------------------------------
                                Richard R. Rakowski

                                AMERICAN HEALTHWAYS, INC.


                                By:
                                    -------------------------------------------
                                      Title: Chairman & Chief Executive Officer